Exhibit 10.2

OFFICER CASH PERFORMANCE AWARD AGREEMENT

THIS OFFICER CASH PERFORMANCE AWARD AGREEMENT (this “Agreement”) is entered into as of                          by and between MetroPCS Communications, Inc., a Delaware corporation (“Company”), and                          (“Employee”) in connection with Employee’s service to the Company as                             , and grants to Employee a performance award as set forth below (the “Award”) pursuant to the Amended and Restated MetroPCS Communications, Inc. 2004 Equity Incentive Compensation Plan (as amended and in effect from time to time, the “Plan”) and is subject to the provisions of the Plan, which are incorporated by reference and made a part of this Agreement, as well as the provisions of this Agreement. By acceptance of the Award, Optionee agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan and this Agreement. For purposes of this Agreement, “Employment” or “Employed” means employment in the position indicated in this paragraph, and does not include employment at any other position in the Company. All capitalized terms have the meanings set forth in the Plan unless otherwise specifically provided.

1.	Plan Framework

(a)            The Award will be allocated based on business unit financial performance and individual performance on position objectives and individual effectiveness. Performance bonus criteria and target awards approved by the Company’s board of directors for fiscal year 2009 are provided in the chart below.

2009 Cash Performance Award Target Opportunity *			%

2009 Measures		STIP Metric Adj. Weightings	Allocation between Company and Individual Performance
Company/team Performance	• Gross Margin	30.0%	70%
	• Adjusted EBITDA per average subscriber	25.0%
	• Net Subscriber Additions	20.0%
	• Capital expenditures per ending subscriber	15.0%
	• Discretionary	10.0%
Individual Performance			30%

    * Target and maximum levels of performance will be set using the following criteria:

✓ Achieving target performance - 0% to 100% payout                ✓Achieving maximum performance - 0% to 200% payout

(b)            The performance period for the award begins on January 1, 2009 and ends on December 31, 2009 (the “Performance Period”).

(c)            The Award, if awarded, will be paid in cash the year following the Performance Period (but in no event later than March 15 following the end of the Performance Period).

(d)            The Company reserves the right to change its benefits and the Award allocation formula at any time without notice.

2.	Eligibility

(a)            Employee must be actively employed by the Company on the last day of the Performance Period to be eligible for the Award (if awarded). If Employee is not actively Employed (or otherwise employed) by the Company on the last day of the Performance Period, Employee forfeits, and shall not be entitled to or otherwise eligible for, the Award.

(b)            If Employee commenced Employment after October 31 of the Performance Period, then Employee is ineligible to receive, and the Company need not pay, the Award.

3.	Proration

(a)            If Employee began Employment with the Company after the first day of the Performance Period but before October 31 of the Performance Period, the Award will be pro-rated as described below, provided Employee has satisfied the other terms of this Agreement.

(b)            Pro-ration will be calculated in whole month increments, with the pro-rated Award equal to the total Award multiplied by a fraction, the numerator of which will be equal to the total number of months in the Performance Period in which the Employee was actively Employed with the Company and the denominator of which will be twelve.

(c)            If Employee began Employment with the Company on or before the fifteenth day of a calendar month, the Employee will be credited with service for that calendar month.

(d)            If Employee began Employment with the Company after the fifteenth day of a calendar month, Employee will not be credited with service for that calendar month.

4.	Leaves of Absence

(a)            If Employee goes on or continues an approved Company leave of absence for 30 consecutive days or less during the Performance Period, the Employee will be considered continually Employed with the Company for the purposes of the Award and this Agreement.

(b)            If Employee goes on or continues an approved Company leave of absence for more than 30 consecutive days during the Performance Period, the Employee is eligible for a pro-rated Award calculated as described in Section 3 hereto, provided Employee has satisfied the other terms of this Agreement.

5.	Repayments

(a)            In accordance with Company Policy HR225, Return of Incentive Pay, the Company may make an adjustment or recovery of the Award if performance measures upon which the Award is based are materially restated or otherwise materially adjusted (collectively, a “Restatement”) within 12 months of payment in a manner that would have materially reduced the size of the Award at the time of payment.

(b)            If a Restatement results from an intentional misrepresentation or other misconduct on the part of Employee, the Company may recover any material portion of incentive awards or payments based upon the misrepresentation of financial information or misconduct from those employees responsible.

6.	Award Not Exclusive

Receipt by Employee of the Award does not preclude the Company from making any other award to Employee under the Plan or any other compensation plan for which the Employee is eligible.

7.	No Guarantee of Employment

Neither this Agreement nor Award confers upon Employee any right with respect to continuance of employment or other service with Company or any of its affiliates, nor shall it interfere in any way with any right the Company or any of its affiliates would otherwise have to terminate such Employee’s employment or other service at any time.

8.	Taxes

(a)            Company has the right to make deductions from the Award in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law and may take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations.

(b)            Company makes no commitment or guarantee that any federal or state tax treatment will apply or be available to Employee in connection with the Award.

9.	Severability

In the event that any provision of this Agreement or the Award is held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but will not affect the remaining provisions of this Agreement and the Award, and this Agreement and the Award shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein or therein.

10.	Assignment

This Agreement and all of its terms, covenants and conditions shall inure to the benefit of and shall be binding upon the undersigned parties, and may not be assigned by Employee without the written consent of the Company.

11.	Amendment and Waiver

This Agreement may only be amended, superseded, canceled, renewed or extended, by a written instrument signed by each of the parties or, in the case of a waiver, by the party or parties waiving compliance. No delay on the part of any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, nor will any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege preclude any further exercise such right, power or privilege or the exercise of any other such right, power or privilege.

12.	Entire Agreement

This Agreement, together with the Plan, constitutes the entire agreement among the parties and supersedes all other prior or contemporaneous agreements, arrangements, undertakings and understandings, both written and oral, among the parties to this Agreement.

13.	Governing Law: Venue

This Agreement, the Plan and the Award and the rights and obligations of the parties hereunder and thereunder will be governed, construed and enforced in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws. Any legal action or proceeding brought by any party arising out of or relating to this Agreement, the Plan or the Award must be brought in state or federal courts sitting in Dallas County, Texas. Each party submits to the exclusive jurisdiction of the state and federal courts sitting in Dallas County, Texas for all legal actions and proceedings arising out of or relating to this Agreement, the Plan or the Award.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

EMPLOYEE:

Name:
Title:

COMPANY:

METROPCS COMMUNICATIONS, INC.

By:
Its:

2009 Performance Award document

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